UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): September 3, 2008 (September 1, 2008)
FREMONT GENERAL CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	001-08007	95-2815260

(State or Other Jurisdiction of Incorporation)	(Commission File Number) Identification No.)	(I.R.S. Employer

2727 East Imperial Highway
Brea, California		92821

(Address of Principal Executive Offices)		(Zip Code)
(Registrant’s Telephone Number, Including Area Code) (714) 961-5000
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) Resignations of Chief Executive Officer and President
     On September 1, 2008, with the completion of the various projects that he had been working on, Stephen H. Gordon tendered his resignation as the Chief Executive Officer of both Fremont General Corporation (the “Company”), and its indirect wholly-owned subsidiary, Fremont Reorganizing Corporation (formerly known as Fremont Investment & Loan) (“FRC”), and as the Chairman of the Board of Fremont General Credit Corporation, the Company’s wholly-owned subsidiary (“FGCC”), with such resignations to be effective as of September 30, 2008. Mr. Gordon will continue to serve as the Chairman of the Board of the Company and FRC and as a director of FGCC. As of the effective date of Mr. Gordon’s resignation, his employment will be deemed to be terminated pursuant to that certain Employment Agreement, dated November 9, 2007 (the “Gordon Employment Agreement”), by and between Mr. Gordon, the Company and FRC. Under the terms of the Gordon Employment Agreement, the Company and FRC are obligated to pay Mr. Gordon the unpaid portion of his accrued salary and any unreimbursed reasonable expenses incurred through the effective date of his termination of service.
     On September 1, 2008, with the completion of the various projects that he had been working on, David S. DePillo tendered his resignation as the President of the Company, FRC and FGCC, effective as of September 30, 2008. Mr. DePillo will continue to serve as the Vice Chairman of the Board of the Company and FRC and as a director of FGCC. As of the effective date of Mr. DePillo’s resignation, his employment will be deemed to be terminated pursuant to that certain Employment Agreement, dated November 9, 2007 (the “DePillo Employment Agreement”), by and between Mr. DePillo, the Company and FRC. Under the terms of the DePillo Employment Agreement, the Company and FRC are obligated to pay Mr. DePillo the unpaid portion of his accrued salary and any unreimbursed reasonable expenses incurred through the effective date of his termination of service.
     For further information about the resignations, see the full text news release issued, which is attached as Exhibits 99.1 to this Current Report on Form 8-K.
(c) Appointment of Interim Chief Executive Officer
     On September 2, 2008, the Boards of Directors of the Company and FRC approved the appointment of Richard A. Sanchez as Interim Chief Executive Officer, which will be effective as of October 1, 2008.
     Mr. Sanchez, age 51, has served as Executive Vice President and Chief Administrative Officer of the Company since November 2007 and as the Executive Vice President and Chief Administrative Officer of FRC since December 2007. Prior to his positions with the Company and FRC, Mr. Sanchez served as both a bank executive and banking regulator. From 2002 through 2006, he served as Executive Vice President, Chief Administrative Officer and Corporate Secretary for CCBI and CCB and was a director of both for the one-year period preceding CCBI’s sale to Washington Mutual, Inc. Mr. Sanchez was responsible for corporate risk management and government relations, as well as policy development and review. From 1993 to 2002, Mr. Sanchez was Deputy Regional Director for the Western regional office of the Office of Thrift Supervision (“OTS”). In this capacity, Mr. Sanchez planned and directed the examination and supervision of 85 insured financial institutions with total assets over $300 billion. Mr. Sanchez was the recipient of Treasury Secretary Awards in 1994 and 1996 in connection with the resolution of troubled thrifts at no cost to the Resolution Trust Corporation or SAIF insurance fund. Mr. Sanchez supervised six assistant directors and a staff of approximately 100 professionals located in San Francisco, Seattle and Southern California. Mr. Sanchez spent the ten previous years at the OTS or its predecessor agency in various capacities, which included assistant director with supervisory responsibilities for both problem institutions and large institution groups.
     For further information about this appointment, see the full text news release issued, which is attached as Exhibits 99.1 to this Current Report on Form 8-K.
(e) Amendment to the Employment Agreement of Mr. Sanchez
     As a result of these changes in the management of the Company and FRC and the Company’s desire for the continued service of Mr. Sanchez as the Interim Chief Executive Officer, the Boards of Directors of the Company and FRC approved an increase to Mr. Sanchez’s annual base salary from $500,000 to $600,000. This change in Mr. Sanchez’s annual base salary will be reflected in an amendment to the Employment Agreement, dated November 9, 2007 (the “Sanchez Employment Agreement”), by and between Mr. Sanchez, the Company and FRC (the “Amendment”). The changes to be implemented pursuant to the Amendment are subject to Bankruptcy Court review as those changes relate to the Company’s obligations to pay Mr. Sanchez.
Item 7.01 Regulation FD Disclosure.
On September 3, 2008, the Company announced in a press release attached as Exhibit 99.1 hereto and incorporated herein by reference that the Boards of Directors of the Company and FRC accepted the voluntary resignations of Stephen H. Gordon and David S. DePillo, as their Chief Executive Officer and President, respectively, effective September 30, 2008. Additionally, the Company announced that Richard A. Sanchez has been appointed as Interim Chief Executive Officer for the Company and FRC, effective October 1, 2008.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit
Number	Description
Exhibit 99.1	News Release issued by the Company, dated September 3, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREMONT GENERAL CORPORATION
Date: September 3, 2008	By:	/s/ Richard A. Sanchez
		Name:	Richard A. Sanchez
		Title:	Executive Vice President and Chief Administrative Officer